Exhibit 99.1

Volta Inc. Appoints Yifan Tang as Chief Technology Officer

Visionary Innovator and EV Engineer to Advance Volta’s Technology Leadership and Global Charging Capabilities

SAN FRANCISCO – June 27, 2022 – Volta Inc. (NYSE: VLTA) an industry-leading electric vehicle (“EV”) charging network powering vehicles and commerce, today announced that its Board of Directors has appointed Yifan Tang, an innovative engineering executive who has helped lead the development and commercialization of EV technologies, as Chief Technology Officer. Tang will report directly to Vince Cubbage, Interim Chief Executive Officer.

Tang is widely recognized as an industry leader and product pioneer in the emerging EV space. He has led the successful advancement of numerous products, including electric vehicles, electric powertrains and autopilot farming vehicles. Most recently, he served as Chief Technology Officer and board member at SERES EV, a next-generation intelligent, autonomous EV company. He is also the co-founder of TeraWatt Technology, a company developing and manufacturing ultra-high energy density batteries. Previously, he served as President of SF Motors Japan and held various positions at Meta (formerly Facebook), Lucid Motors and Tesla Motors. Tang has a PhD in Electrical Engineering from The Ohio State University, a master’s degree in Electrical Engineering from Tsinghua University and a BE in Electrical Engineering from Fuzhou University.

Tang is also widely recognized as a thought leader and visionary innovator in the EV space. He is an inventor or co-inventor of 99 granted US patents, in addition to numerous pending patents and international patents, and has authored numerous technical industry papers. While at Tesla Motors, he was responsible for the design and integration of industry-leading electric motors and helped to invent and develop dual motor all-wheel drive technology. His areas of technical expertise include power electronics, electric power systems, electric vehicles, battery technology, artificial intelligence, and control systems.

“Yifan’s impressive credentials, deep industry knowledge and technological acumen will further strengthen Volta’s leadership position and ability to win in the EV marketplace,” said Vince Cubbage, Interim Chief Executive Officer. “Yifan brings unique expertise and a record of innovation that will help us achieve our immediate goals of accelerating our technological capabilities and expanding our reach to stay at the forefront of the industry. I could not be more thrilled to welcome him to the newest generation of Volta leadership.”

“I have long admired Volta’s leading position in the electric mobility space, and I am honored to join the team at this pivotal moment in the Company’s growth story,” Tang said. “I have devoted much of my career to pushing the limits of electric transportation, and I have been consistently impressed by Volta’s product leadership and innovative business model. I see enormous potential for the Volta team to build on its existing technological infrastructure capabilities to become the industry standard for EV charging.”

About Volta

Volta Inc. (NYSE: VLTA) is an industry leader in commerce-centric EV charging networks. Volta Charging’s vision is to build EV charging networks that capitalize on and catalyze the shift from combustion-powered miles to electric miles by placing stations where consumers live, work, shop and play. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta Charging’s goal is to benefit consumers, brands and real-estate locations while helping to build the infrastructure of the future. As part of Volta Charging’s unique EV charging offering, its stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility. To learn more, visit www.voltacharging.com.

Forward-Looking Statements

This press release includes forward-looking statements, which are subject to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology and include, among other things, statements regarding Volta’s strategy and other future events that involve risks and uncertainties. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: intense competition faced by Volta in the EV charging market and in its content activities; the possibility that Volta is not able to build on and develop strong relationships with real estate and retail partners to build out its charging network and content partners to expand its content sales activities; market conditions, including seasonality, that may impact the demand for EVs and EV charging stations or content on Volta’s digital displays; risks, cost overruns and delays associated with construction and installation of Volta’s charging stations; risks associated with any future expansion by Volta into additional international markets; cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity; rapid technological change in the EV industry may require Volta to continue to develop new products and product innovations, which it may not be able to do successfully or without significant cost; the risk that Volta’s shift to including a pay-for-use charging business model and the requirement of mobile check-ins adversely impacts Volta’s ability to retain driver interest, content partners and site hosts; the ability of Volta’s new management team to successfully integrate into Volta and execute on Volta’s business strategy; the EV market may not continue to grow as expected; and the ability to protect its intellectual property rights; and those risk factors discussed in Volta’s Annual Report on Form 10-K for the year ended December 31, 2021, Volta’s Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2022, and other Quarterly Reports on Form 10-Q, and other reports and documents Volta files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and Volta undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Media / Press:

Jette Speights

jette@voltacharging.com

Investor / Analyst:

Katherine Bailon

katherine@voltacharging.com